SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

(X)  Preliminary Proxy Statement
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                            F&M National Corporation
               (Name of Registrant as Specified in its Charter)

                            F&M National Corporation
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


        The Annual Meeting of Shareholders of F&M NATIONAL CORPORATION (the "Company") will be held at the TraveLodge of Winchester, 1825 Dominion Avenue, Winchester, Virginia on Tuesday, April 25, 1995, at 10 a.m. for the following purposes:

        1. To elect directors to serve for the ensuing year and until their successors are elected and qualified;

        2. To amend the Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 30,000,000 shares;

        3. To ratify the selection by the Audit Committee of the Board of Directors of Yount, Hyde, & Barbour, P. C., independent certified public accountants, as auditors of the Company for 1995, and

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The stock transfer books of the Company will not be closed, but only Shareholders of record at the close of business on February 28, 1995, will be entitled to vote at the meeting.

  Attendance at the annual meeting will be limited to Shareholders, persons holding proxies from Shareholders and certain representatives of the press and financial community. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you written confirmation from the broker, trustee, bank or nominee of your beneficial ownership of the shares.

  You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, it is important that your shares be represented, and it would be helpful if you would return your signed and dated
Proxy promptly.   If you attend the meeting, you may withdraw any Proxy
previously given and vote in person.

  Following the adjournment of the meeting, officers and directors of the Company will be available at that time to meet with you.

                                            By Order of the Board of Directors



                                            Alfred B. Whitt
                                            Senior Vice President, Secretary and
                                            Senior Financial Officer


March 14, 1995







March 14, 1995


                            P R O X Y   S T A T E M E N T

                                       GENERAL

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of F&M National Corporation (the "Company") to be voted at the 1995 Annual Meeting of Shareholders to be held Tuesday, April 25, 1995, at 10 a.m. at the TraveLodge of Winchester, 1825 Dominion Avenue, Winchester, Virginia, and any adjournment thereof. The distribution of this Proxy Statement and related proxy material will commence on or about March 14, 1995.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions noted thereon or, if no direction is indicated, they will be voted in favor of the proposals set forth in the Notice of Annual Meeting. Any Shareholder giving a proxy has the power to revoke it at any time before the proxy is voted by giving written notice to the Secretary of the Company, by executing or delivering a substitute proxy or by attending the meeting and revoking the proxy at the meeting.

  If a shareholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy also includes those shares.

VOTING RIGHTS OF SHAREHOLDERS; PRINCIPAL SHAREHOLDERS

  Only Shareholders of record at the close of business on February 28, 1995, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the record date, ____________ shares of Common Stock, par value $2.00 per share, were
outstanding  and entitled  to  vote at  the Annual Meeting.   The Company has no
other class of stock outstanding. Each share of Common Stock will entitle the holder thereof to one vote on all matters to come before the Annual Meeting.
A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

  As of the record date, no person beneficially owned 5% or more of the Company's Common Stock.

SOLICITATION OF PROXIES

  The cost of the solicitation of proxies will be borne by the Company,
including the cost of  preparing and  mailing.   In addition to  solicitation by
use of the mails, certain officers and employees of the Company (who will not be compensated in addition to their regular salaries) may solicit proxies
personally or  by telephone.   The Company  will reimburse  banks, brokerage
firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company's Common Stock.


                         ELECTION OF DIRECTORS - PROPOSAL ONE






  Absent instructions thereon to the contrary, duly executed proxies will be voted for the election of the 15 nominees listed below. Each nominee named has been recommended for election by the Board. In the unanticipated event that prior to the election any one or more of such nominees becomes unable or unwilling to serve, it is intended that the persons named in the proxy will vote for the election of such other person in the place of such nominee as the Board of Directors may recommend, unless the Board reduces its membership prior to the meeting. The Company has no reason to expect that any nominee will be unable to serve.

  The 15 candidates receiving the largest pluralities of votes cast in the election of directors will be elected to serve until the 1996 Annual Meeting of Shareholders and until their successors are elected and qualified.

NOMINEES FOR ELECTION AS DIRECTORS

  The following table sets forth certain information with respect to each nominee for director. Except as otherwise indicated, each nominee has held his present principal occupation or has occupied the offices indicated or similar positions with the Company with substantially similar responsibilities for at least the last five years.

                                                         Principal Occupation For the Last Five Years
Nominee And (Age)                Director Since                       and Other Information
Frank Armstrong, III (58)              1985              Chairman, President and Chief Executive Officer
                                                         of National Fruit Prooduct Company, Inc.,
                                                         since 1984. (2)

James L. Bowman (67)                   1970              Chairman of the Board, F&M  Bank-Martinsburg
                                                         since 1986; retired in 1988 as President of
                                                         Bowman Trucking Company. (2)

Betty H. Carroll (57)                  1986              Senior Vice President of the Company since 1987;
                                                         President, Chief Executive Officer of F & M Bank-
                                                         Winchester.  (2)

William H. Clement (67)                1988              Chairman of the Board of  Automotive Industries,
                                                         Inc.,  since 1992  and Vice Chairman of Automotive
                                                         Industries Holding, Inc., since 1975. (1)(2)

W. M. Feltner (75)                     1970              Chairman  of  the  Board  and  Chief
                                                         Executive Officer of the Company; Chairman of the
                                                         Board of F & M Bank-Winchester. (2)

William R. Harris (66)                 1986              Chairman of the Board, F & M  Bank-Richmond;
                                                         Chairman of the Board of Harris Plumbing &
                                                         Heating, Inc., since 1952; a principal in Harris
                                                         Farms, Harris Mechanical Co., Inc., and Harris
                                                         Land Development Co., Inc.

L. David Horner, III (60)              1986              Chairman  of  the  Board  of  Horner
                                                         Properties, Inc., since  1990;  Chairman  of the
                                                         Florida Food Industries, Inc., from 1977 to 1990.

Jack R. Huyett (62)                    1990              President of the Company since
                                                         1992; President of F&M Bank-Blakeley from 1969 to 1992. (2)

William A. Julias (60)                 1980              Chairman of the Board  of F&M  Bank-Massanutten
                                                         since 1975; Senior Partner of the law firm of
                                                         Julias, Blatt & Wolfe, P. C.  Practicing attorney
                                                         since 1960.

George L. Romine (83)                  1986              Retired in 1987 as Vice President
and Director of                                          Abex Corporation; Executive Director of the
                                                         Winchester-Frederick County Economic
                                                         Development Commission from 1983 to 1990. (2)

John S. Scully, III (84)               1970              President of Winchester Cold
                                                         Storage Co., Inc., since 1984. (2)

J. D. Shockey, Jr. (52)                1970              President of Shockey Industries, Inc., a general
                                                         construction contractor. (2)

Fred G. Wayland, Jr. (66)              1994              Retired in 1992 as President and Chief Executive
                                                         Officer of PNB Financial Corporation.

C. Ridgely White(83)                   1970              Chairman of the Board of J. V. Arthur, Inc., a
                                                         general insurance brokerage firm, from 1966 to
                                                         his retirement in 1989; Director of O'Sullivan
                                                         Corporation, a manufacturer of molded plastics.
                                                         (1)(2)

F. Dixon Whitworth, Jr. (50)           1985              Executive Vice President of the Company since
                                                         1985. (2)

________________________
(1) Automotive Industries Holding, Inc., and O'Sullivan Corp. are publicly traded companies, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

(2) Serves as a Director of F & M Bank-Winchester, Winchester, Virginia.

  In addition to serving as directors in the above table, the following named persons serve as directors of other subsidiaries of the Company: Mrs. Carroll, F&M Bank- Martinsburg, Apple Title Company, Big Apple Mortgage Co., Inc., Credit Bureau of Winchester, Inc., Winchester Credit Corporation, Rouss Finance Company, RFC Mortgage Company, Peoples Loans, Inc., and Peoples Credit Corporation; Mr. Huyett, F&M Bank- Blakeley, F&M Bank-Keyser, F&M Bank-Peoples, Apple Title Company, Winchester Credit Corporation, Peoples Loans, Inc., and Peoples Credit Corporation; and Mr. Whitworth, F&M Bank-Central Virginia, F&M Bank-Richmond, F&M Bank-Hallmark, Apple Title Company, and Winchester Credit Corporation.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES

  The Board of Directors holds regular monthly meetings on the second Wednesday of each month and special meetings from time to time, as required, to consider important matters occurring between regular meetings dates. During 1994, the Board held twelve regular meetings, and each of the directors attended at least 75% of the aggregate of all meetings of the Board and all the committees of the Board on which they served.

  The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee, and a Human Resources Committee. These committees are appointed each year at the Reorganizational Meeting of the Board of Directors.

  The Executive Committee, whose members are Messrs. White, Harris, Romine, Feltner, Huyett, and Mrs. Carroll, has and may exercise all the lawful authority of the full Board of Directors, except as limited by Virginia law.

  The Audit Committee, whose members are Messrs. Armstrong, Bowman, Horner, Kalbach, and Loy, none of whom are employees of the Company or any of its affiliates, recommends the independent auditors to be selected by the Board, discusses with the independent auditors the scope of their proposed audit, reviews the audit reports, discusses with management the implementation of the auditors' recommendations, reviews the fee of the independent auditors for audit and non-audit services, reviews the adequacy of the Company's system of internal accounting controls and reviews reports of audit activities
performed by  the Company's  staff of  internal auditors.   This committee met
four times during 1994.

  The Nominating Committee, whose members are Messrs. Clement, Harris, Julias, Romine, Shockey, and White, none of whom are employees of the Company or any of its affiliates, reviews the directors of the Company for diversity of background and experience and recommends the slate of directors to the Board of Directors for nomination to the Shareholders at the Annual Meeting. This committee met twice during 1994.

  The primary responsibilities of the Company's Human Resources Committee are to review and recommend to the Board of Directors compensation of senior management. This committee also administers awards made under the Company's Officers' Incentive Bonus Plan and the granting of options to purchase the Company's Common Stock. The committee, whose members are Messrs. White, Clement, Romine, and Shockey, none of whom are employees of the
Company  or  any  of  its  affiliates,  reviews   and  makes recommendations  to
the  Board  regarding  new  plans  and  amendments  to   existing compensation
and benefit plans.

  In administering the Company's Stock Option Plan, the Human Resources Committee determines the persons to whom options shall be granted, the number of shares subject to each option, the option price, the period for which each option is to be granted, and the terms and conditions of each option
agreement entered into.   This committee met once during 1994.

DIRECTORS' FEES

  Directors of the Company may be paid such reasonable fees as the Board of Directors deems appropriate for their services for committee participation
and attendance  at meetings of  the Board  of Directors.   For the  period
ending December, 1994, Board members received $500 for attendance at each regular or special meeting of the Board, and outside directors received, in
addition,  an annual  retainer of  $5,500.   Board members were not compensated
for their services as participants in meetings of various committees, except members of the Audit Committee and the Human Resources Committee who received a fee of $200 for attending meetings of those committees. For the year 1994, directors received an additional $1,200 annually for travel, lodging, and related expenses incurred in attending Board and committee meetings. Directors do not receive any other fees, and no consulting, director charitable awards, or legacy arrangements exist.


              AMENDMENT TO THE ARTICLES OF INCORPORATION - PROPOSAL TWO

  The Board of Directors proposes and recommends that the Shareholders approve an amendment to Article III of the Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized
to issue from 20,000,000 shares to 30,000,000 shares.   There will be no change
in the presently authorized 5,000,000 shares of Preferred Stock. If the amendment is approved, the authorized capital stock of the Company will be 35,000,000 shares, divided into 30,000,000 shares of Common Stock of the par value of $2.00 per share, and 5,000,000 shares of Preferred Stock without
par value.   The first paragraph of  Article III will  be amended  to read as follows:

  "The total number of shares of capital stock which the corporation shall be authorized to issue shall be 35,000,000 shares consisting of 30,000,000 shares of Common Stock of the par value of $2.00 per share and 5,000,000 shares of Preferred Stock without par value. The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article III, to provide for the issuance of shares of preferred sock in one or more series and to fix and determine the relative rights and preference of the shares of any series so established."

  The  Company had outstanding at February 28, 1995,              shares of its
Common Stock.   No shares of Preferred Stock have been  issued.  An additional
299,414 shares are reserved for issuance pursuant to the Company's Incentive and Non-Qualified Stock Option Plan, 250,529 shares are reserved for issuance under the Officers' Incentive Bonus Plan, 223,650 shares are reserved for issuance under the 1993 Employees' Stock Purchase Plan, and 293,259 shares are reserved for issuance under the Dividend Reinvestment and Stock
Purchase Plan. In addition, the Company has reserved 944,435 shares of Common Stock for issuance to the shareholders of Bank of the Potomac, Herndon, Virginia, upon consummation of the Company's proposed affiliation with that
institution.  Thus, the Company  now has approximately                shares of
Common Stock available for stock dividends, stock splits, future acquisitions and for the raising of additional capital. If the amendment is approved, the
Company will have           shares available for issuance for these purposes.

  Shareholders last approved an increase in the number of authorized shares of Common Stock at the 1989 Annual Meeting of Shareholders, from 10,000,000 to 20,000,000 shares.

  Since 1988, the Company has issued an aggregate of 6,246,364 authorized but unissued shares of Common Stock or treasury shares to acquire six banking
institutions.   In addition, the Company used 1,110,500 authorized but unissued
shares of Common Stock to raise additional capital.   A stock dividend of  3%
was paid in 1989 and a 2.5% stock dividend was paid in 1994, and the Board considers the payment of such stock dividends from time to time.

  The Board of Directors unanimously recommends the adoption of the amendment to the Shareholders so that the Company will have available authorized but unissued shares of Common Stock, particularly for future acquisitions as well as for stock dividends, stock splits, and the raising of additional capital as needed. While the Company has in the past acquired banks in Virginia and West Virginia by issuing additional shares of Common Stock, the increase in authorized capital stock is not being proposed because of any specific
contemplated acquisition.   In addition, the  Company has no present  plans to
raise additional  capital or to split  its Common Stock or declare a stock
dividend.   The Board of  Directors believes that having  the authority to issue additional shares of Common Stock will avoid the possible delay and expense of calling a special meeting of shareholders for this purpose.

  If the Amendment is adopted, the additional authorized shares of Common Stock may be issued from time to time upon authorization by the Board of Directors
without further action  of the  Stockholders.   The  Amendment is  not  being
proposed as a means of preventing a change in control or takeover of the Company. However, the Board of Directors could issue the additional shares of Common Stock to dilute the stock ownership and voting power of persons seeking to obtain control of the Company and the additional authorized shares could be issued to purchasers who would support the Board of Directors in
opposing a  takeover proposal.    The  existence of  the  additional authorized
shares could have the effect of defeating, discouraging, or making less likely proposals for acquisition of the Company which some or a
majority  of shareholders might  deem advantageous.   The Articles of
Incorporation authorize the issuance of 5,000,000 shares of Preferred Stock. These shares could also be issued to dilute the stock ownership and voting power of persons seeking to control the Company and could be issued to purchasers
supporting the Board of  Directors' opposition to a takeover proposal.   In
addition, such Preferred Shares could be issued with relative rights and preferences which would make an acquisition or takeover of the Company undesirable to persons who might otherwise have an interest in making offers for the Company or its stock.

  The Board of Directors recommends a vote in favor of the Amendment because it believes that the availability of the additional shares of Common Stock is needed to assure that the Company is in a position to expand through acquisitions and to meet the opportunities which face the Company in the future.

  Adoption of the Amendment to the Articles of Incorporation requires the affirmative vote of the holders of a majority of the votes entitled to be cast.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.


                   STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the amount of Company Common Stock held by each director and certain executive officers, and by the directors and
all  executive officers as  a group, as of  February 28, 1995.   Mr. Bowman is
the only director who beneficially owned more than 1% of the Company's Common Stock as of February 28, 1995. His percentage ownership as of that date was ___%, and the directors and all executive officers as a group beneficially owned as of that date ___% of the outstanding shares of Common Stock.

          Name                             Stock Ownership (1)

  Frank Armstrong, III  . . . . . . . . . .
  James L. Bowman   . . . . . . . . . . . .
  Betty H. Carroll  . . . . . . . . . . . .     (2)
  William H. Clement  . . . . . . . . . . .
  W.M Feltner   . . . . . . . . . . . . . .     (2)
  William R. Harris   . . . . . . . . . . .
  L. David Horner   . . . . . . . . . . . .
  Jack R. Huyett  . . . . . . . . . . . . .     (2)
  William A. Julias   . . . . . . . . . . .
  George L. Romine  . . . . . . . . . . . .
  John S. Scully, III   . . . . . . . . . .
  J. D. Shockey, Jr.  . . . . . . . . . . .
  Fred G. Wayland, Jr.  . . . . . . . . . .
  C. Ridgely White  . . . . . . . . . . . .
  Alfred B. Whitt   . . . . . . . . . . . .     (2)
  F. Dixon Whitworth, Jr.   . . . . . . . .     (2)

________________________
(1) Includes shares held jointly with spouse and/or as custodian under the Virginia Uniform Gifts to Minors Act and as trustee under the terms of certain trusts.

(2) Includes 21,900 shares issuable to Mrs. Carroll, 30,500 shares issuable to Mr. Feltner, 10,637 shares issuable to Mr. Huyett, _____ shares issuable to Mr. Whitt, and 7,483 shares issuable to Mr. Whitworth under the Company's 1992 and 1982 Incentive and Non-Qualified Stock Option Plans.




                                         -8-






                                EXECUTIVE COMPENSATION

  There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1994, 1993, and 1992 of those persons who were, at December 31, 1994, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the Named Officers):




                              Summary Compensation Table
                                                                                                Long Term
                                                                                               Compensation
                                   Annual Compensation(1)                                    Awards(4)Payouts
                                                                                                     All Other
                                                                                 Options     LTIP     Compen-
Name and Position        Year       Salary       Bonus(2)       Other(3)         (Shares)  Payouts    sation(5)
W. M. Feltner            1994      $407,200      $150,000         --              10,000     -0-      $ 9,225
Chairman of the          1993      $357,200      $110,000         --              10,000     -0-      $21,734
Board/Chief              1992      $356,600      $ 95,000         --              10,000     -0-      $22,616
Executive Officer

Jack R. Huyett           1994      $172,200      $ 55,000         --               5,000     -0-      $ 9,225
President/Chief          1993      $132,200      $ 35,000         --                  --     -0-      $16,409
Administrative           1992      $116,600      $ 20,000         --                 500     -0-      $14,144
Officer

Betty H. Carroll         1994      $197,200      $54,000          --               5,000    -0-       $ 9,225
Senior Vice President;   1993      $182,200      $43,000          --                  --    -0-       $21,921
President/CEO, F&M       1992      $174,100      $35,000          --               2,500    -0-       $21,148
Bank-Winchester

F.Dixon Whitworth Jr.    1994      $127,200      $22,500          --               1,000    -0-       $ 8,988
Executive Vice           1993      $119,700      $20,000          --                  --    -0-       $12,512
President                1992      $119,100      $20,000          --                 500    -0-       $13,934

Alfred B. Whitt          1994      $142,200      $37,500          --               5,000    -0-       $ 9,225
Senior Vice              1993      $117,200      $30,000          --                  --    -0-       $13,420
President/Secretary      1992      $101,600      $20,000          --               1,000    -0-       $11,815



________________________
(1) No compensation  was deferred during 1994.   Salary  includes fees
    earned serving on the Board of Directors and various committees.



(2) Amounts awarded under the Incentive Compensation Plan.

(3) Unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported, no report is required.

(4) The Company's 1992 and 1982 Incentive and Non-Qualified Stock Option Plans do not permit grants of restricted stock.

(5) Amounts of All Other Compensation are amounts contributed or accrued for fiscal 1994, 1993, and 1992 for the Named Officers under the Company's 401(k) Retirement Plan and the Company's
    Employees'  Stock  Ownership Plan.   The Company has an  unfunded
    plan that is  similar to a  Deferred Compensation Plan.   Please
    see page  11 for  Deferred Compensation  and Salary Continuation
    Agreements.


OPTIONS/GRANTS TABLE

  Shown below is further information on grants of stock options pursuant to the 1992 and 1982 Incentive and Non-Qualified Stock Option Plans during the year ended December 31, 1994, to the Named Officers which are reflected in the Summary Compensation Table. No stock appreciation rights may be granted under that Plan.


                          Options/Grants in Last Fiscal Year

                                                                                                          Potential
                                            Individual Grants                                          Realizable Value(3)
                                            % of Total
                                            Options              Exercise        Grant
                             Options        Granted to           or Base         Date       Expira-
                             Granted        Employees            Price           Market     tion
Name                         (1)            in 1994              ($/Sh)(2)       Price      Date      0%($)    5%($)   10%($)
W. M. Feltner                10,000            38.5              8.13            16.25      1/3/04    81,200  125,967  191,465
Jack R. Huyett                5,000            19.2              8.13            16.25      1/3/04    40,600   62,984   95,733
Betty H. Carroll              5,000            19.2              8.13            16.25      1/3/04    40,600   62,984   95,733
F.Dixon Whitworth Jr.         1,000             3.9              8.13            16.25      1/3/04     8,120   12,597   19,147
Alfred B. Whitt               5,000            19.2              8.13            16.25      1/3/04    40,600   62,984   95,733

________________________
(1) All  options granted to  Named Officers were granted  on January 3,
    1994, and  first  became  exercisable  on January  3,  1994.   No
    options were repriced during 1994.

(2) These options were granted with an exercise price of $8.13 per share, and the price is not adjustable.

(3) Potential realizable value at assumed annual rates of stock price appreciation based on actual option term annual compounding.


OPTION EXERCISES AND YEAR-END VALUE TABLE

  The Company sponsors a stock option plan which provides for the granting of both incentive and non-qualified stock options to executive officers and key employees of the Company and its Subsidiaries. The option price of incentive options will not be less than the fair market value of the stock at the time an
option is granted.   Non- qualified options  may be granted  at a  price
established  by the Board of  Directors including prices less than the fair
market value on the date of grant.   No option may be granted at an exercise
price  less than one-half of the market price at the date of the grant.

  Shown below is information with respect to the options exercised and the unexercised options to purchase the Company's Common Stock granted in 1994 and prior years under the 1992 and the 1982 Incentive and Non-Qualified Stock Option Plans.


                             Aggregated Option Exercises
                          in 1994 and Year-End Option Value

                                                                           Value of
                                                          Number of        Unexercised
                                                          Unexercised      In-the-Money
                                                          Options at       Options at
                                                          Dec. 31, 1994    Dec. 31, 1994
                           Shares Acquired  Value         Exercisable/     Exercisable/
Name                       on Exercise(#)   Realized(1)   Unexercisable    Unexercisable(2)
W. M. Feltner                     -0-               0        20,500/0       $157,838/$0
Jack R. Huyett                    -0-               0         5,637/0       $ 44,837/$0
Betty H. Carroll                  -0-               0        22,025/0       $189,585/$0
F.Dixon Whitworth Jr.           2,050          18,800         6,483/0       $ 53,679/$0
Alfred B. Whitt                 1,000           9,500        13,313/0       $108,281/$0

________________________
(1) Market value of underlying securities  at exercise, minus the exercise or base price.
(2) Values  are calculated by  subtracting the  exercise price  from the fair market value of the stock at December 31, 1994.

RETIREMENT PLAN

  The Company and its affiliates sponsor a defined contribution retirement plan. This plan, originally adopted in 1986, was amended effective January 1, 1989,
to add  a 401(k) cash or deferred feature.   The plan covers substantially all
of the Company's full time employees and provides that an employee automatically becomes eligible to participate as of the date he has reached age 18 and has completed six months of service, whichever occurs last. Under the plan, a participant may contribute an amount up to 10% of his compensation for the year, subject to certain limitations. This contribution is made in the form of a pre-tax salary reduction agreement with the Company.

  For each plan year  in which the employee makes a salary reduction
contribution, the Company  will make  a  matching contribution.    The amount
of each year's matching contribution is determined by the Board of Directors, at its discretion, at the beginning of each year. For 1994, the matching contribution was 25% of the amount contributed by each participant. Participants are fully vested in their plan account balance attributable to their salary reduction contribution and the Company matching contribution. The Company may also make, but is not required to make, a discretionary contribution for each participant out of its current or accumulated net profits.

  The Company's discretionary contributions, if any, are allocated to eligible employees' accounts in equal proportion to their compensation for the year, with an additional allocation, as permitted by law, for participant compensation in excess of the Social Security Wage Base for the year. The Company's discretionary contributions and allocation as described above are, however, subject to compliance with the applicable provisions of the Internal Revenue Code of 1986, as amended.

  The amount of the  matching contribution and discretionary contribution,  if
any, is determined  on an annual basis by the Board of Directors.   The total
plan expense for 1994, 1993 and 1992 was $115,300, $732,350, and $791,900,
respectively.

  The Company  and its affiliates  sponsor an  Employee Stock  Ownership Plan
(ESOP). This plan was adopted in 1994 to be effective January 1, 1994. The plan covers substantially all of the Company's full time employees and provides that an employee automatically become eligible to participate as of the date he has reached age 18 and has completed six months of service, whichever occurs last. The Company may make, but is not required to make, a discretionary contribution for each participant out of its current or accumulated net profits.

  The Company's discretionary contributions, if any, are allocated to eligible employees' accounts in equal proportion to their compensation for the
year subject to a  maximum  eligible  compensation  of  $150,000.    The  total
contribution  may  be contributed in cash or common stock.   The total plan
expense for 1994, 1993, and 1992 was $699,800, $0, and $0, respectively.

  Participants become vested in the Company discretionary contribution account after completing five years of service or, if earlier, upon attaining age 65,
upon  their total  and permanent  disability, or  upon their  death.   Upon
retirement, total and permanent disability or death, a participant, or the participant's beneficiary, will be entitled to receive all vested amounts in his account in one lump sum or in installment payments over a period of time. Upon termination of employment other than upon retirement, death or total or permanent disability, vested amounts in a participant's account are payable at his election either immediately or on a deferred basis; however, if the vested amount is $3,500 or less, it will be paid immediately.

DEFERRED COMPENSATION AND SALARY CONTINUATION AGREEMENTS

  The Company has Deferred Compensation and Salary Continuation Agreements with executives who are officers of the Company or one of its
subsidiaries.   These agreements provide  that if the executive  dies before normal retirement, the Company will pay a fixed amount to his beneficiary annually for 15 years, and that following normal retirement, the Company will pay a fixed amount annually for 15 years to the executive, or if he dies, to
his  beneficiary.   The  fixed amount  is 25%  of  the executive's base monthly salary at the date of his agreement. Early retirement at age 62 is provided with a reduction in the annual benefit equal to 1/15th for each year prior to age 65 that the individual retires. The agreements are updated from time to time, and new agreements were signed with six officers in 1988, one officer in 1989, three officers in 1990, two officers in 1992, and six officers in 1993, a
total of 18 officers.   Benefits under the plan  are lost if the  executive
voluntarily leaves the Company's employ, is discharged for good cause or commits suicide within two years of the date of the agreement.

  The amounts expensed by the Company for individual participants under the Plan are not calculated separately or on an individual basis. For the years 1994, 1993, and 1992, the Company expensed an aggregate of $240,315,
$331,753,  and  $178,275, respectively,  with   respect  to  its   aggregate
obligations  under  the   Deferred Compensation and Salary Continuation
Agreements.

OFFICERS' INCENTIVE BONUS PLAN

  The Board of Directors of the Company adopted an Officers' Incentive Bonus Plan at its regular meeting held December 7, 1988. Since 1979, the Board has awarded cash bonuses to motivate key officers of the Company and its subsidiaries who contribute to the profits and growth of the Company. The plan permits the payment of such bonuses in both Common Stock and cash.

  The plan provides that the Board of Directors establish annually a profit objective and those persons eligible to participate in the plan are determined by the Human Resources Committee of the Board of Directors which administers the plan. Funding of the 1994 plan was by a formula based on 12% of net income in excess of 10% return on average equity capital, plus 6% of
net  income in excess  of 11.5% return on  average equity capital.   The plan
may be amended or terminated at anytime by action of the Board of Directors of the Company.

  For the years 1994, 1993, and 1992, the Company made cash awards under the plan totaling $657,719, $542,457, and $450,408, respectively. In addition to those persons named in the Summary Compensation Table, 295 persons in 1994, 247
persons in 1993, and 198 persons in 1992, received cash awards.   No common
stock was issued under the plan for awards in 1994, 1993, or 1992.

1993 EMPLOYEE STOCK DISCOUNT PLAN

  The Board of Directors, on November 4, 1992, approved an Employee Stock Discount Plan which was approved by the Shareholders on April 13, 1993.

  The plan operates on a calendar year basis. Employees who have completed six months service by January 1 are eligible for option shares equal to 15% of base salary as of January 1, divided by 85% of the January 1 market price (the closing price as reported on the New York Stock Exchange).

  The plan offers eligible employees of the Company and its participating subsidiaries the opportunity to purchase company common stock through
payroll deduction.   The option price of Company common stock purchased  with a
participant's account shall  be the  lesser of:    85%  of the  market  value of
the common stock on the offering commencement date; or 85% of the market value of the common stock on the offering termination date.

  Payroll deduction may be made at  any rate from 2% through  15% of base pay
and  may also be made from  bonuses paid  in December.   The Human Resources
Committee of  the Company's Board of Directors administers the plan.

  The number of shares issued under the plan for the years 1994 and 1993 were 16,755 and 15,458 and the issue prices for 1994 and 1993 were $13.49 and $13.81, respectively. No shares were issued in 1992.


INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

  During the year 1994, the Company's banking subsidiaries extended credit to directors and officers of the Company and its subsidiaries. All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectibility or present unfavorable features.

  The  banking  subsidiaries, pursuant  to the  Company's  employee loan policy, make individual general purpose loans on a nondiscriminatory basis to employees of subsidiaries at interest rates below those for comparable transactions with other persons. No such loans were outstanding to any
officer  or director of the  Company during 1994.   The  banking subsidiaries
are prohibited from making loans, with the exception of residential mortgages and educational loans, to executive officers in excess of certain dollar limits fixed by banking laws.

  William A. Julias, a director  of the Company, is also Chairman of the  Board
of F&M Bank-Massanutten,  a  subsidiary  of  the  Company.    He  is  senior
partner of the Harrisonburg, Virginia, law firm of Julias, Blatt & Wolfe, P. C., which serves as legal counsel for that bank.



HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Human Resources Committee of the Board of Directors of the Company (the "Committee") has furnished the following report on executive compensation:

  The Committee has developed and implemented compensation policies and plans which seek to enhance the profitability of the Company and, thus, shareholder
value.   In furtherance of these goals, the policies and plans are designed to provide competitive levels  of  compensation  that rely  somewhat  on  annual and longer term incentive compensation to attract and retain corporate officers and other key employees of outstanding abilities and to motivate
them to  perform to  the full extent  of their abilities.   Both types of
incentive compensation are variable and closely tied to corporate and individual performance in a manner that encourages a continuing focus on building profitability and shareholder value.

  In its review of management performance and compensation, the Committee has taken into account management's consistent commitment to the long-term success of the Company. Based on its evaluation of these factors, the Committee believes that the senior management of the Company is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies and plans the Committee has implemented and administered have contributed to achieving this management focus.

  Compensation for each of the Named Officers, as well as other senior executives, consists of a base salary and annual and longer term incentive
compensation.   The Committee fixes base salaries at levels somewhat below the competitive amounts paid to senior executives with comparable qualifications, experience, and responsibilities, after comparing salary ranges of other bank
holding companies and other large locally headquartered  companies.    The
annual incentive compensation is approved as a percentage of the net income of the Company. The longer-term incentive compensation is closely
tied  to  the  Company's  success  in  achieving  significant   financial
performance  goals.    The  Committee considers  the  total  compensation
(earned or potentially available) of each of the Named Officers and the other senior executives in establishing each element of compensation.

  During the fourth quarter of each year, the Chief Executive Officer submits to the Committee the annual salaries for the past three years for the Company's senior executives (other than the Chief Executive Officer), and the Committee reviews the salaries and responsibilities of the officers, and makes any modifications it deems appropriate. Salary proposals are developed by the Company's Chief Executive Officer based on industry peer groups, surveys, and performance judgments as to the past and expected future
contributions  of the  individual senior  executives.   The Committee
reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company. The growth of the Company for 1994 exceeded $249,000,000 or 17.8%.
Peer group banks at September 30,  1994,  increased by  12.36%.    Although the
Committee, in establishing these salaries, uses a subjective approach and does not rely on a formula or weights of specific factors, it carefully considers all the factors listed above.

  In addition to internal measurements and goals, the Committee considers return on average assets (ROAA) and growth in total assets when evaluating
the performance of executive  officers.   ROAA  is  a  measure  used  in  the
industry to compare the profitability of banking companies. For the period ending September 30, 1994, the Company's ROAA was 1.20%, compared to 1.08% for its 115 Peer Group Banks (115 financial institutions, like the Company, between $1 billion and $3 billion in asset size, as supplied by the
Federal Reserve Board's  Division of Banking).   During the same period,  the
Company's total assets grew at 18.63%, compared to 12.36% for the Peer Group Banks. For a four-year average comparison of the Company's performance to the Peer Group Banks, please see the table on page __.

  The Incentive Compensation Plan stresses rewards for achievement of goals set each year. Financial goals include operating earnings and return on shareholder equity. The formula for 1994 was adopted by the Board of Directors and was as follows: 12% of net income in excess of 10% return on equity capital, plus 6% of net income in excess of 11.5% return on equity capital. At the end of each year, this formula defines the total fund available for distribution as bonuses.

  The Committee distributes the incentive fund to eligible employees based on the Committee's subjective evaluation of individual performance and contribution to the Company and recommendations by certain senior officers. In determining the Chief Executive Officer's award for 1994, in addition to the factors discussed above, the Committee considered its evaluation of the Company's performance and the state of the economy in the Company's service
area.   It considered  these  factors both  on  an absolute basis and relative to the performance of the Company's peers. In determining the awards for 1994 from the incentive fund to other eligible employees, including other Named Officers, the Committee reviewed with the Chief Executive Officer recommendations based on individual performance, as well as its evaluation of factors substantially comparable to those considered in establishing the award for the Chief Executive Officer.

  The Committee considered the desirability of granting awards under the Company's 1992 Incentive and Non-Qualified Stock Option Plan which provide the Committee the flexibility to grant longer-term incentives in stock options. The Committee believes that its past grant of options have successfully focused the Company's senior management on building
profitability  and  shareholder value.   Stock  options  were granted for 1994
and are reflected in the table, "Options/Grants in Last Fiscal Year".

  The awards were based, among other things, on a review of competitive compensation data from selected peer companies and information on their total compensation as well as the Committee's perception of their past and expected future contributions to the Company's achievement of its long-term goals. Like other compensation decisions, the Committee does not use a formula or weight specific factors in recommending stock options awards, but rather relies on its own subjective evaluation.

  The foregoing report has been furnished by Messrs. White, Romine, and Shockey.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1994 and up to the present time, there were transactions between certain of the Company's banking subsidiaries and certain members of the Human Resources Committee, or their associates, all consisting of extensions of credit by the banks in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions
with the general  public.  In the opinion of management,  none  of   the
transactions  involve  more   than  the  normal  risk  of collectibility or
present other unfavorable features.

  None of the members of the Human Resources Committee has served as an officer or employee of the Company or any of its affiliates.


                                  SHAREHOLDER RETURN

  Management provides below a line graph which compares the Company's cumulative shareholder return over a five-year period to the returns of the Standard & Poor's Composite 500 Stock Index and to the returns of The
Carson  Medlin Company's Independent  Bank  Index   (IBI),  investment  bankers,
an  index  of   21  financial institutions located  in Virginia, North Carolina,
South Carolina, Georgia, Tennessee, and Florida. In the IBI Bank Index, the total five-year return was calculated for each of the institutions in the peer group taking into consideration changes in stock price, cash dividends, and
stock  splits since  December 31,  1989.   The individual results were  than
weighted by the market capitalization of each institution in the survey relative to the entire peer group.



                (graph as defined by the following data points)




                                   1989    1990  1991  1992  1993  1994

F&M NATIONAL CORP.                  100     65    80    136   133   138
INDEPENDENT BANK INDEX-Weighted     100     89    99    136   160   193
S&P 500 INDEX                       100     97   127    136   150   152


  Specially, this graph was created by comparing the percentage change in stock prices for the Company and both indices on a year to year basis, looking only at the closing price of the stock as of December 31 of each year surveyed. Accordingly, this graph may be affected by unusually high or low prices at December 31, 1989, or by temporary swings in stock price at December 31 of a given year. It is not necessarily the best measure of the Company's real performance.

  The Company has been advised to switch its Corporate Performance Index to one that is more closely aligned with its current asset size. The new index includes banks and thrifts in the $1 billion to $5 billion asset size. SNL Securities is a research and publishing firm specializing in the collection
and  dissemination  of data  on  the banking,  thrift,   and  financial
services  industry.     SNL  Securities  Corporate Performance  Index Values
are market weighted, dividend investment numbers which measure the total return from investing $100 five year ago. The bank and thrift index values qualify as industry-specific peer groups for reporting purposes and measure the return to an investor from placing $100 into a basket of bank or thrift stocks and letting that money sit, with all dividends being re-invested back into the stock paying the dividend.


                (graph as defined by the following data points)

                          1989    1990   1991  1992   1993   1994

$1B-$5B Bank Index         100     67     97    141    169    179
F&M NatCorp-VA             100     65     80    136    133    138
S&P 500 Total Return       100     97    127    136    150    152





  While it is true that growth in the Company's stock price over the past five years has lagged behind the market somewhat, the Company has outperformed its peer group for the last four years according to other measurements. Data is not available for the IBI Bank Index for that period, but a review of certain performance measurements for the four-year period ending September 30, 1994, for the 115 Peer Group Banks with assets ranging from $1 billion the $3
billion indicates  that the  Company performed quite  well.   Please  see  below
for a comparison of selected annual performance measurements, averaged for the four-year period ending September 30, 1994, for the Company and the Peer Group Banks.

                                                         Peer Group Banks
                                                     Financial Institutions
                               F&M National Corp.    Between $1 - $3 Billion

  Return on assets                 1.32%                    0.80%
  Asset growth                    18.40%                    9.14%
  Equity capital to assets         9.69%                    7.97%
  Cash dividend/net income        46.43%                   27.75%
  Overhead expense/assets          3.21%                    3.55%


                       INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed Yount, Hyde & Barbour, P. C., as the Company's independent public accountants for the year ending December 31, 1995, and has further directed that management submit the selection of independent public accountants for
ratification by  the Shareholders at the Annual Meeting.   Yount, Hyde &
Barbour, P. C., has been serving the Company for many years. This firm has advised the Company that neither the firm nor any member of the firm now has, or has held during the past five years, any direct or indirect financial interest in the Company or any of its subsidiaries. Representatives of the firm are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  The appointment of Yount, Hyde & Barbour, P. C., is not required to be submitted to a vote of Shareholders; however, the Board is submitting their selection to the Shareholders for ratification as a matter of good
corporate practice.    Unless otherwise directed, the proxies will be voted FOR
approval of the selection of Yount, Hyde & Barbour, P. C., as independent certified public accountants, which approval shall be by a majority of the Common Stock present in person or by proxy entitled to vote at the Annual Meeting. In the event Shareholders fail to ratify the selection, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1995 will be permitted to stand unless the Board finds good reasons for making a change.


                                    OTHER MATTERS

  As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual
Meeting other than those  referred to  above.   If  any other  matter  properly
comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

                               SHAREHOLDERS' PROPOSALS

  Proposals which Shareholders wish to be presented for action at the 1995 Annual Meeting of Shareholders, scheduled for April 23, 1996, must be received by the Company's management in writing prior to November 17,
1995.   Proposals  should be addressed  to the Secretary of the Company,  F&M
National Corporation, P. O. Box 2800, Winchester, Virginia  22604.


                                 FINANCIAL STATEMENTS

  A copy of the Annual Report of the Company for the year ended December 31, 1994, accompanies this Proxy Statement and Notice, but is not a part of the proxy solicitation material.


             By Order of the Board of Directors
             Alfred B. Whitt, Senior Vice President and Secretary

Winchester, Virginia
March 14, 1995

INSTRUCTIONS AND MAP TO TRAVELODGE OF WINCHESTER


COMING FROM TOWN.

Take Route 50 East. After you cross over Interstate I-81, turn right at stoplight onto Route 522 South. TraveLodge will be on the right.


COMING FROM THE SOUTH ON I-81 (I.E., TRAVELLING NORTHBOUND). EXIT 313.

Take  Exit 313  for Route  50  in Winchester.   After  coming  off the  Exit,
continue straight through  stoplight across Route 50  (and onto Route  522
South).   TraveLodge will be on the right after going through the intersection.


COMING FROM THE NORTH ON I-81 (I.E., TRAVELLING SOUTHBOUND).  EXIT 313-A.

Take Exit 313-A onto Route 50 East in Winchester. At stoplight, turn right onto Route 522. TraveLodge will be on the right.

PLEASE USE "BANQUET ROOM" ENTRANCE.



                                        (MAP)

                                    APPENDIX



                            F&M NATIONAL CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, revoking all prior proxies, hereby appoints Edward P. Shank, C.D. Boyer, Jr., and George L. Romine as proxies, and each or any of them with full power of substitution, to represent the undersigned and vote, as designated below, all the shares of Common Stock of F&M National Corporation held of record by the undersigned on February 28, 1994, at the Annual Meeting of Shareholders to be held April 25, 1995, or any adjournment thereof on each of the following matters:

1.  Election of directors.

    [ ] FOR all Nominees listed below         [ ] WITHHOLD AUTHORITY
        (except as marked to the                  (to vote for all
            contrary below)                      nominees listed below)

    Frank Armstrong, III; James L. Bowman; Betty H. Carroll; William H. Clement;
    W. M. Feltner; William R. Harris; L. David Horner, III; Jack R. Huyett; William A. Julias; Goerge L. Romine; John S. Scully, III; J. D. Shockey, Jr.; Fred G. Wayland, Jr.; C. Ridgely White; F. Dixon Whitworth, Jr.

    INSTRUCTIONS:   To withhold authority to vote for any individual nominee,
                    print the name of the nominee in the space provided below.

2. To amend the Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 30,000,000 shares.

    [ ] FOR         [ ] AGAINST       [ ] ABSTAIN

3. To ratify the selection by the Audit Committee of the Board of Directors of Yount, Hyde & Barbour, P.C., independent certified public accountants, as auditors of the Company for 1995.

    [ ] FOR         [ ] AGAINST       [ ] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. The Board of Directors has not been notified of any such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH PROPOSAL. ALL JOINT OWNERS MUST SIGN.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE REVERSE SIDE OF THIS CARD. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


DATED___________________           ______________________________
                                   Signature

____________________               ______________________________
NUMBER OF SHARES                   Signature (if jointly owned)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.